EXHIBIT 3.8


                              CERTIFIED RESOLUTIONS


         I, Michael Kramarz, do hereby certify that I am the duly appointed Secretary of BestNet Communications Corp., a Nevada corporation ("BestNet") and that attached hereto as Exhibit "A" and Exhibit "B" are a true and correct copy of a certain resolutions duly adopted by Board of Directors and Shareholders, respectively, of BestNet, in accordance with the Bylaws of BestNet, and that such resolutions are now in full force and effect and have not been altered, modified or rescinded:

         DATED: January __, 2007.

                                            BestNet Communications Corp.,
                                            a Nevada corporation

                                            /s/
                                            -----------------------------------
                                                 Michael Kramarz, Secretary

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                          BOARD OF DIRECTOR RESOLUTIONS

RESOLVED: That, subject to the approval of the shareholders of this corporation as required by law, Article 1 shall be amended at any time prior to the expiration of one year after the adoption of this Resolution (September 5, 2006) to change the name of the corporation to a name determined by the Board of Directors of this corporation, in their discretion, in subsequent action taken by the Board of Directors.

FURTHER RESOLVED: Article 1 of the Articles of Incorporation of the corporation shall be amended so as to read as follows:

         1. "The name of the Corporation is Oncologix Tech, Inc."

RESOLVED: The first paragraph of Article 4 of the Articles of Incorporation of the corporation shall be amended so as to read as follows:

         4. "The authorized capital stock of this corporation shall be two hundred million (200,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value. Such shares may be issued from time to time for such consideration as may be fixed by the Board of Directors."

The second paragraph of Article 4 shall be unchanged.

RESOLVED: That the officers of this corporation are authorized to prepare and file with the cognizant agencies and publish such forms of resolutions, certificates and other instruments as may be necessary or advisable to cause the foregoing Resolutions to become effective.

















                                   EXHIBIT "A"

                             SHAREHOLDER RESOLUTIONS

RESOLVED: The first paragraph of Article 4 of the Articles of Incorporation of the corporation shall be amended so as to read as follows:

         4. "The authorized capital stock of this corporation shall be two hundred million (200,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value. Such shares may be issued from time to time for such consideration as may be fixed by the Board of Directors."

The second paragraph of Article 4 shall be unchanged.

RESOLVED: That the Board of Directors of this corporation be and they hereby authorized, in their discretion, to amend the Articles of Incorporation of this corporation so as to change the name of the corporation from BestNet Communications Corp. to such other name as the Board of Directors may deem appropriate and in the best interests of the shareholders of this corporation; provided that the authority conferred by this Resolution shall terminate on September 5, 2007.


RESOLVED FURTHER: That the officers of this corporation are authorized to prepare and file with the cognizant agencies and publish such forms of resolutions, certificates and other instruments as may be necessary or advisable to cause the foregoing Resolutions to become effective.
























                                   EXHIBIT "B"